Exhibit 15.1

AWARENESS LETTER FROM GRANT THORNTON LLP

McGrath RentCorp

5700 Las Positas Road

Livermore, California 94551

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of McGrath RentCorp and subsidiaries as of September 30, 2012, and for the three and nine-month periods ended September 30, 2012 and 2011, as indicated in our report dated November 1, 2012; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, is incorporated by reference in Registration Statements on Forms S-8 (File No. 333-74089, effective March 9, 1999, File No. 333-151815, effective June 20, 2008, File No. 333-161128, effective August 6, 2009 and File No.333-183231, effective August 10, 2012).

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Grant Thornton LLP
San Jose, California
November 1, 2012